Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Applied Digital Solutions, Inc. and subsidiaries of our report dated March 14, 2007 (with respect to the reclassification of IFTH Acquisition Corp. f/k/a InfoTech USA, Inc. and OuterLink Corporation as discontinued operations as described in Notes 1 and 16, August 31, 2007), and with respect to the reclassification of Computer Equity Corporation and Perimeter Acquisition Corp. as discontinued operations as described in notes 1 and 16, January 8, 2008 relating to the financial statements and financial statement schedule, and our report dated March 14, 2007 (with respect to the internal controls over financial reporting related to the reclassification of InfoTech USA Inc. and OuterLink Corporation as discontinued operations as described in Notes 1 and 16, August 31, 2007), and with respect to the internal controls over financial reporting related to the reclassification of Computer Equity Corporation and Perimeter Acquisition Corp. as discontinued operations as described in notes 1 and 16, January 8, 2008 relating to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in Applied Digital Solutions, Inc. and subsidiaries Current Report on Form 8-K dated September 10, 2007. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.
/s/ Eisner LLP
January 30, 2008
New York, New York